Exhibit 99.2

Relay Therapeutics Announces $30 Million Private Placement Financing

Cambridge, Mass. – January 8, 2024 – Relay Therapeutics, Inc. (Nasdaq: RLAY), a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies, today announced that it has entered into a securities purchase agreement for a private placement financing (the “PIPE”) with Nextech to sell an aggregate of 2.5 million shares of common stock at a price per share of $12.00, a premium to the closing price on January 5, 2024, that is expected to result in gross proceeds of $30.0 million.

“We appreciate Nextech’s support in helping us continue to advance programs across our portfolio,” said Sanjiv Patel, M.D., President and Chief Executive Officer of Relay Therapeutics. “We are particularly focused on rapidly expanding RLY-2608 development to realize the potential opportunity to bring it to all patients with PI3Kα-mutated, HR+, HER2- breast cancer. Additionally, we are excited to disclose at least one new innovative program from our Dynamo platform later this year.”

“Our assessment of RLY-2608’s evolving clinical profile and the recent data presented at the San Antonio Breast Cancer Symposium in the HR+, HER2- breast cancer landscape give us a high degree of confidence in RLY-2608,” said Kanishka Pothula, Managing Partner of Nextech. “We believe that the combination of strong clinical execution and a productive platform position Relay very well for continued success going forward, and we look forward to continuing to support their efforts.”

The PIPE is expected to close by January 10, 2024, subject to customary closing conditions.

Relay Therapeutics expects to use net proceeds from the private placement to advance RLY-2608 towards registrational trial(s), to advance its preclinical pipeline of innovative programs, and for working capital and other general corporate purposes.

The securities sold in this PIPE are being made in a transaction not involving a public offering and have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Pursuant to the securities purchase agreement, the Company has agreed to file a registration statement with the Securities and Exchange Commission registering the resale of the securities sold in the PIPE.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction. Any offering of the common stock described above under the resale registration statement will only be by means of a prospectus.

About Relay Therapeutics

Relay Therapeutics is a clinical-stage precision medicine company transforming the drug discovery process by combining leading-edge computational and experimental technologies with the goal of bringing life-changing therapies to patients. As the first of a new breed of biotech created at the intersection of complementary techniques and technologies, Relay Therapeutics aims to push the boundaries of what’s possible in drug discovery. Its Dynamo™ platform integrates an array of leading-edge computational and experimental approaches designed to drug protein targets that have previously been intractable or inadequately addressed. Relay Therapeutics’ initial focus is on enhancing small molecule therapeutic discovery in targeted oncology and genetic disease indications. For more information, please visit www.relaytx.com or follow us on Twitter.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, implied and express statements regarding the clinical development, potential therapeutic effects and anticipated clinical benefits of RLY-2608, including potential efficacy and tolerability; whether initial clinical results of RLY-2608 will be predictive of final results in future clinical trials; Relay Therapeutics’ strategy, business plans and focus; the progress and timing of updates on the clinical development of and enrollment for the programs across Relay Therapeutics’ portfolio; the expected timing for the closing of the private placement and the anticipated use of proceeds from the private placement. The words “may,” “might,” “will,” “could,” “would,” “should,” “plan,” “anticipate,” “intend,” “believe,” “expect,” “estimate,” “seek,” “predict,” “future,” “project,” “potential,” “continue,” “target” and similar words or expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements, such as the intended offering terms, in this press release are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, uncertainties related to market conditions and the completion of the private placement on the anticipated terms or at all, risks associated with: the impact of global economic uncertainty, geopolitical instability and conflicts, or public health epidemics or outbreaks of an infectious disease on countries or regions in which Relay Therapeutics has operations or does business, as well as on the timing and anticipated results of its clinical trials, strategy, future operations and profitability; the delay or pause of any current or planned clinical trials or the development of Relay Therapeutics’ drug candidates; the risk that the preliminary results of its preclinical or clinical trials may not be predictive of future or final results in connection with future clinical trials of its product candidates; Relay Therapeutics’ ability to successfully demonstrate the safety and efficacy of its drug candidates; the timing and outcome of its planned interactions with regulatory authorities; and obtaining, maintaining and protecting its intellectual property. These and other risks and uncertainties are described in greater detail in the section entitled “Risk Factors” in Relay Therapeutics’ most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as well as any subsequent filings with the Securities and Exchange Commission. In addition, any forward-looking statements represent Relay Therapeutics' views only as of today and should not be relied upon as representing its views as of any subsequent date. Relay

Therapeutics explicitly disclaims any obligation to update any forward-looking statements. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements.

Contact:

Megan Goulart

617-545-5526

mgoulart@relaytx.com

Media:

Dan Budwick

1AB

973-271-6085

dan@1abmedia.com